Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CVD Equipment Corporation on Form S-8 of our report dated March 27, 2023, with respect to our audits of the consolidated financial statements of CVD Equipment Corporation and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of CVD Equipment Corporation for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Melville, NY

March 27, 2023